Exhibit 10.2

November 21, 2022

Mr. Benjamin Lyon

Dear Benjamin,

I am pleased to extend this offer of employment to you for the position of Senior Vice President and Chief Technology Officer, reporting to Kevin Clark, Chairman and Chief Executive Officer.

This written employment offer confirms your compensation details and provides further background on our various plans and programs.

Base Salary: We are pleased to offer you an initial base salary at an annual rate of $800,000. Your base salary will be reviewed from time to time in accordance with normal Aptiv practice.

Target Annual Incentive: You are also eligible for our Annual Incentive Plan (AIP). Your target annual incentive compensation will be 100% of your base salary ($800,000 at target payout). The target has the potential to payout in a range of 0 – 200% depending on the company’s and on your individual performance. For the 2022 payout in March 2023, you will be eligible for a guaranteed AIP payout of $800,000. In addition, your AIP payout for the 2023 performance period, paid in March 2024, will be guaranteed to be at least 100% of target ($800,000).

Long Term Incentive: Your annual long term incentive target will be $2,900,000. This is an equity award granted annually in February and denominated in shares. The award will be allocated on the same basis as all officers of the company, which is currently 40% in time-based Restricted Stock Units (RSUs), which vest ratably (1/3 per year) over three years each February, and 60% in performance-based RSUs, with vesting tied to Aptiv’s performance against metrics (currently, Average Return on Net Assets, Cumulative Net Income and Relative Total Shareholder Return). The performance-based RSUs cliff vest at the end of the third calendar year and will be distributed as soon as possible following confirmation of the company’s performance against the metrics. Your first annual grant will be issued in February 2023. As a condition of receiving your first long-term incentive grant, you will be required to sign a confidentiality and non-interference agreement, referenced in the form attached. The agreement will be provided to you for signature at the time of the grant.

Other Payments: Aptiv will provide a one-time new-hire grant of time-based RSUs in the amount of $8,000,000. This award will also be granted in February 2023 and vest ratably over 2 years each February. In addition, you will receive a one-time new-hire cash bonus in the amount of $4,000,000, which will be paid to you within 45 days of commencing active employment. This cash bonus payment will be subject to repayment in the event that you voluntarily terminate employment or are terminated with cause within the first 24 months of your employment.

Benefits: In addition to the compensation elements described above, you are also eligible for our benefits package. Currently, our benefit package includes a Salaried 401(k) Plan, health care, life and disability insurance plans. For additional details, please review the document “A Brief Look_ Executives Employees” included with this offer. You are also eligible for 20 vacation days, and 5 designated time off (DTO) days.

Other: As an executive officer, you will be subject to Aptiv’s Stock Ownership Guidelines requiring you to hold Aptiv stock in the amount of three times your current base salary. In addition, as an officer, you will be covered under Aptiv’s Change in Control and Executive Severance Plans.

November 21, 2022

All compensation will be subject to applicable tax withholding at the time of payment.

In accordance with Aptiv policy and contingent on your acceptance of this offer, a background verification process will be conducted. Your employment is contingent upon the results of the background verification.

Employment is also contingent upon your current and continued eligibility to work in the United States. To comply with government regulations, unexpired identification documents must be presented on your first day of work to verify that you are authorized to work in the United States.

If you have any questions, please contact me at scott.yankee@aptiv.com or at (401) 323-7075.

To accept this offer, please sign and complete the information in the appropriate box below and send to me at the email address listed above.

On behalf of the entire senior leadership team, we look forward to you joining Aptiv!

Sincerely,

/s/ Scott Yankee
Scott Yankee
Vice President, Total Rewards

Enclosures

By signing below, I am indicating my acceptance of this employment offer and acknowledgment of its contents. I understand that Aptiv may amend, modify or terminate any of its incentive, severance, retirement, insurance, or other benefit plans, policies or programs at any time. I further acknowledge and understand that my employment with Aptiv will be considered “at will,” and subject to termination at any time by Aptiv or me for any reason.

ACCEPTANCE

/s/ Benjamin Lyon

Start Date (if known): 12/28/22

Email address: